Exhibit 99.1

PDS Biotechnology Appoints Renowned Oncologist Otis Brawley, M.D. to its Board of Directors

Florham Park, NJ, November 5, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, today announced that Otis Brawley, M.D., has been appointed to PDS Biotech’s Board of Directors.

Dr. Otis Brawley, M.D. is a renowned oncologist and a seasoned pharmaceutical director who has served on several boards including the boards of companies developing and commercializing oncology products. Dr. Brawley is currently the Bloomberg Distinguished Professor of Oncology and Epidemiology at Johns Hopkins University.  Dr. Brawley served as the Chief Medical and Scientific Officer at the American Cancer Society from 2007 through 2018, and is a former member of the FDA Oncologic Drug Advisory Committee (ODAC).  Dr. Brawley is a current member of the National Cancer Institute’s (NCI) Board of Scientific Counselors. Formerly, Dr. Brawley was a professor in the Department of Hematology and Oncology at the Emory University School of Medicine. He was also previously a senior investigator at the National Institute of Health (NIH) and NCI. In 2013, he was the recipient of a Special Recognition Award from the American Society of Clinical Oncology.

Dr. Brawley is currently a director at Jackson Laboratories, a nonprofit biomedical research center focused on developing genomic solutions to disease including personalized, tailored therapeutics for individual cancers; formerly, he was a Director at the National Coalition for Cancer Research, and for the Theragenics Corporation, a publicly traded company with commercialized medical devices for brachytherapy, surgery and wound closure.

Dr. Brawley received an M.D. from the University of Chicago, Pritzker School of Medicine. He completed an internal medicine residency at Case-Western Reserve University and a fellowship in medical oncology at the NCI. He is board certified in internal medicine and medical oncology.

“We are thrilled to welcome Dr. Brawley to the PDS Biotech Board of Directors. His board experience as well as his prodigious experience in oncology, from both a regulatory and a clinical perspective, will be invaluable for our team at this important point in our clinical progression.” Said Dr. Frank Bedu-Addo, Chief Executive Officer of PDS Biotech.

 “I am pleased to join the PDS Biotech Board of Directors, and I am grateful for the opportunity to bring my expertise and knowledge to the board of PDS Biotech to help in any way to progress the development of the novel and promising cancer therapies being developed by PDS Biotech.  These products have the potential to fulfil a significant need in providing safe and effective treatments for cancer.” said Dr. Otis Brawley.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology platform. Versamune® effectively delivers disease-specific antigens for in vivo uptake and processing, while also activating the critical type 1 interferon immunological pathway, resulting in production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotechnology
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Jacob Goldberger
CG Capital
Phone: +1 (404) 736-3841
Email: jacob@cg.capital